Exhibit 99.1

September 27, 2007 03:03 PM Eastern Daylight Time

Biomet Announces Resolution to Government Investigation

WARSAW, Ind. —Biomet, Inc. announced today that it has entered into a Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey (USAO). The agreement concludes the government’s investigation into whether consulting agreements between the largest orthopedic manufacturers and orthopedic surgeons who use joint reconstruction and replacement products may have violated the federal Anti-Kickback Statute.

Through the DPA, the USAO agrees not to prosecute the Company in connection with this matter, provided that the Company satisfies its obligations under the agreement over the next 18 months. The DPA calls for the appointment of an independent monitor to review the Company’s compliance with the DPA, particularly in relation to the Company’s consulting agreements.

The Company has, at the same time, reached an agreement with the United States to settle civil and administrative claims relating to this matter for a payment of $26,949,120, without any admission of liability or wrongdoing by the Company. Finally, the Company has entered into a Corporate Integrity Agreement with the Office of the Inspector General of the U.S. Department of Health and Human Services.

The financial settlement to be paid by Biomet is the lowest among the four investigated companies that agreed to a civil settlement, on both an absolute basis and as a percentage of U.S. total joint sales. This resolution reflects the Company’s full cooperation throughout the investigation.

The DPA acknowledges that the Company did not engage in any conduct that adversely affected patient health or patient care, and the Settlement Agreement is not an admission of improper conduct on Biomet’s part.

Biomet’s President and Chief Executive Officer, Jeffrey R. Binder, stated: “Biomet has long been committed to upholding the highest standards of ethical and legal conduct and, in fact, was among the first orthopedic companies to establish a voluntary internal compliance program in 1999. We fully intend to work with the independent monitor, the Department of Justice and the Office of Inspector General to institute and review additional healthcare compliance practices and procedures. Moving forward, we are very confident in our ability to compete successfully on a level playing field, given the quality of our products and service.”

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture, and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 70 countries.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include our ability to develop and market new products and technologies in a timely manner, and the risk factors as set forth from time to time in Biomet’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved. Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.